PROXY STATEMENT
PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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INX Inc.
(Name of Registrant as specified in its Charter)
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INX Inc.

6401 Southwest Freeway
Houston, Texas 77074

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2007

Notice is hereby given that the annual meeting of the stockholders of INX Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Tuesday, May 15, 2007, at 10:00 AM, Central Daylight Time, and any adjournment or postponement thereof, for the following purposes:

1.	To elect four (4) nominees to the board of directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

2.	To consider and approve an amendment of the I-Sector Corporation Incentive Plan (the “Plan”), to increase the number of shares of common stock reserved for grant under the Plan from 2,473,103 shares of common stock to 2,723,103 shares of common stock; and

3.	To consider and act upon such other business as may properly be presented at the annual meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 9, 2007, will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Each of these stockholders is cordially invited to be present and vote at the meeting in person. A list of stockholders entitled to vote at the meeting will be available for inspection ten days prior to the meeting at the principal offices of the Company, located at 6401 Southwest Freeway, Houston, Texas 77074. You can contact the Company with any further questions at (713) 795-2000.

The presence in person or by proxy at the meeting of at least a majority of all outstanding shares of common stock is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

Please read the proxy material carefully. Your vote is important, and the Company appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Joseph E. Horzepa
Secretary
April 12, 2007

Whether or not you plan to attend the Meeting, please sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. No postage is required if mailed in the United States. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to ensure that all your shares will be voted. Your proxy may be revoked at any time prior to the time it is voted.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS OF INX Inc. TO BE HELD ON MAY 15, 2007
SHARES OUTSTANDING AND VOTING RIGHTS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 AMENDMENT OF THE COMPANY’S INCENTIVE PLAN
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS
DISTRIBUTION OF ANNUAL REPORTS
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL STOCKHOLDERS MEETING
COST OF SOLICITING PROXIES
APPENDIX A

INX Inc.
6401 Southwest Freeway
Houston, Texas 77074

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
OF
INX Inc.
TO BE HELD ON MAY 15, 2007

This proxy statement and the enclosed proxy card are first being mailed to the stockholders of INX Inc., a Delaware corporation (the “Company”), commencing on or about April 18, 2007, in connection with the solicitation by the board of directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the annual meeting of stockholders to be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Tuesday, May 15, 2007 at 10:00 a.m., Central Daylight Time and at any adjournments or postponements thereof (the “Meeting”), for the purposes set forth in the accompanying notice. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Annual Report”), is being mailed to stockholders concurrently with this proxy statement. The 2006 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

SHARES OUTSTANDING AND VOTING RIGHTS

Record Date and Shares Outstanding

Only holders of shares of Company’s common stock, par value $0.01 per share (the “Common Stock”) of record as of the close of business on April 9, 2007 (the “Record Date”), are entitled to vote at the Meeting. As of March 23, 2007, there were 6,725,625 shares of Common Stock issued, outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Meeting.

Quorum; Broker Non-Votes; Abstentions

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Meeting and any adjournment or postponement thereof. The shares of Common Stock that are voted by proxy on a proposal, or that “ABSTAIN” from voting on a proposal are treated as being present at the Meeting for purposes of determining the presence of a quorum.

Broker non-votes (i.e., shares of Common Stock held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining the presence of a quorum for the transaction of business at the Meeting, but will not be counted for purposes of determining the number of shares with voting power with respect to a particular proposal. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this proxy statement. Abstentions with respect to any proposal will have the same effect as a vote against such proposal.

If a quorum is not obtained, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).

Revocability of Proxy

A stockholder may revoke a proxy by:

(1)	delivering to the Company written notice of revocation;

(2)	delivering to the Company a signed proxy bearing a later date; or

(3)	appearing at the Meeting and voting in person.

Votes will be tabulated and the results will be certified by an election inspector who will be required to resolve impartially any interpretive questions as to the conduct of the vote.

Proxies will be voted in accordance with the directions specified thereon. Any proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors and for approval of Proposal 2. The Company is not aware of any other matters that may be presented or acted on at the Meeting. The persons named on the proxy card may use their discretion to vote on any other matter that may properly be presented at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

At the Meeting, four (4) nominees are to be elected to the Board of Directors. If elected, each nominee will hold office until the next annual meeting of stockholders or until his successor is elected and qualifies.

Unless otherwise directed, the persons named as proxies in the accompanying proxy will vote for the election of the nominees named below to the Board of Directors. All of the nominees have previously been elected directors by the stockholders. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the Board of Directors. However, the Board of Directors is not aware of any circumstances that would prevent any nominee from serving if elected.

Approval and Required Vote

The four nominees for election as directors at the Meeting who receive the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, will be the duly elected directors of the Company. Broker non-votes will not have any effect on the outcome of the election. Votes withheld with respect to the election of any director will have the same effect as a vote against such director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR ELECTION TO THE COMPANY’S BOARD OF DIRECTORS.

Nominees for Director

Set forth below is certain information regarding the nominees for election to the Board of Directors:

James H. Long, age 48, is the Company’s founder and has served as the Chairman of the Board and Chief Executive Officer since its inception in 1983. Mr. Long also served as the Company’s President through December 2003. Prior to founding the Company, Mr. Long served with the United States Navy in a technical position and was then employed by IBM in a technical position.

Donald R. Chadwick, age 63, has served as a member of the Board of Directors since September 1996. He served as Secretary from February 1992 to August 2002 and served as Chief Financial Officer of the Company from February 1992 until December 1999. As Chief Financial Officer, his duties included supervision of finance, accounting and controller functions.

John B. Cartwright, age 60, has served as a member of the Board of Directors since August 2001. He has been the owner of John B. Cartwright & Associates, a Certified Public Accounting firm, since 1990. From 1973 to 1990, Mr. Cartwright was the managing partner or managing stockholder of Cartwright, Matthews, Gonsoulin & Bradley, PC, Cartwright, Matthews & Gonsoulin, a Partnership and Cartwright & Matthews, a Partnership. From 1969 to 1973, Mr. Cartwright was an Audit Supervisor of Touche Ross & Co. (now Deloitte & Touche LLP) in Houston. Mr. Cartwright is a member of the American Institute of Certified Public Accountants, Texas Society of Certified Public Accountants, Houston Chapter of the Texas Society of Certified Public Accountants, and the past President of the Houston Chapter of the Community Associations Institute.

Cary M. Grossman, age 53, has served as a member of our Board of Directors since December 2004. Mr. Grossman was the Chairman and Co-Chief Executive Officer of Coastal Bancshares Acquisition Corp. from its inception in 2004 and Chairman and Chief Executive Officer from March 2006 until its dissolution in March 2007. Mr. Grossman was the Executive Vice President and Chief Financial Officer of Gentium, S.p.A (NASDAQ: GENT), an Italy based biopharmaceutical company, from August 2004 until June 2006 and its Executive Vice President and Chief Operating Officer from June 2006 until February 2007. Mr. Grossman was director of St. Bernard Software, Inc, (formerly Sand Hill IT Security Acquisition Corp.) (OTCBB: SBSW) from April 2004 through July 2006,. From April 2004 to January 10, 2005, Mr. Grossman was also Chief Financial Officer of Sand Hill IT Security Acquisition Corp. From 2002 until 2003 he served as Executive Vice President and Chief Financial Officer at U S Liquids, Inc, at the time, an AMEX listed environmental services company. Mr. Grossman left U S Liquids, Inc. in 2003 as a result of the acquisition of three of its businesses by a private equity firm and was President and Chief Executive Officer of the acquiring company, ERP Environmental Services until November 2003. From 1997 until 2002, Mr. Grossman served Pentacon, Inc., at the time, an NYSE listed company, a provider of inventory management services and distributor of components to Fortune 50 original equipment manufacturers, as a board member and in several senior executive positions including: Chairman of the Board of Directors, Acting Chief Financial Officer (2001-2002) and Lead Director (1998-2001) from the time that Pentacon went public in March 1998 until becoming Chairman in 2001. Pentacon and substantially all of its subsidiaries filed a Joint Chapter 11 Plan of Debtors in 2002. From 1991 until 2002, Mr. Grossman was the Managing Partner of McFarland, Grossman & Company, Inc., an investment banking and financial advisory firm he co-founded in 1991. Prior to that, Mr. Grossman practiced public accounting for 15 years. He earned a Bachelor of Business Administration in Accounting from The University of Texas, and is a Certified Public Accountant.

PROPOSAL 2

AMENDMENT OF THE COMPANY’S INCENTIVE PLAN

General Information

The Board of Directors approved an amendment (the “Plan Amendment”) of the I-Sector Corporation Incentive Plan (the “Plan”) on March 6, 2007, subject to approval by stockholders at this Meeting. The Plan was first approved by the Board of Directors and stockholders in 2000. An amendment increasing the number of shares reserved for grant under the Plan was approved by the stockholders at the last annual meeting of stockholders held on June 5, 2006. The Company is asking stockholders to approve the Plan Amendment, as the Company believes that its continued ability to grant incentive awards under the Plan is essential to its ability to implement its strategy and to continue to attract and motivate key employees.

The purpose of the Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, outside directors, key employees, consultants and other key individuals by offering those persons an opportunity to acquire, or increase an existing, interest in the future success of the Company. In the judgment of the Board of Directors, this form of incentive compensation will serve to the ultimate benefit of stockholders by aligning more closely the interests of the Plan participants with the stockholders. Approval of the Plan Amendment by stockholders is also necessary to comply with the The Nasdaq Capital Market listing requirements.

As of March 23, 2007, there were an aggregate of 2,473,103 shares of Common Stock issued or reserved for grant under the Plan, of which only 167,141 shares of Common Stock were available for future grants, and the closing price of the Common Stock was $9.80 per share. Because participation and the types of awards under the Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or groups of participants in the Plan, including named executive officers and directors of the Company, is not currently determinable.

Description of the Plan Amendment

A description of the provisions of the Plan Amendment is set forth below. This summary is qualified in its entirety by the detailed provisions of the Plan Amendment, a copy of which is attached as Appendix A to this proxy statement. Capitalized terms not defined in this description shall have the meaning provided to such term in the Plan.

If Proposal 2 is approved by the stockholders, the number of shares of Common Stock available for Incentive Awards under the Plan will be increased by 250,000 shares of Common Stock to a total of 2,723,103 shares of Common Stock.

Incentive awards may be granted under the Plan pursuant to the Plan Amendment prior to the receipt of such stockholder approval; provided, however, that if the requisite stockholder approval is not obtained, then any such incentive awards granted hereunder shall automatically become null and void and have no force and effect.

Approval and Required Vote

The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, is required to approve the Plan Amendment. Abstentions will have the same effect as a vote against approval of the Plan Amendment. Broker non-votes will not have any effect on the approval of the Plan Amendment. Unless otherwise indicated, properly executed proxies will be voted in favor of the proposal to approve the Plan Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PLAN AMENDMENT.

Description of the Amended and Restated Plan

A description of the provisions of the Amended and Restated Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the Amended and Restated Plan.

Administration. The Amended and Restated Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee may delegate its duties under the Amended and Restated Plan, except for the authority to grant awards or take other action on persons who are subject to Section 16 of the Exchange Act or Section 162 (m) of the Code. In the case of an award to an outside director, the board of directors acts as the Compensation Committee. Subject to the express provisions of the Amended and Restated Plan, the Compensation Committee is authorized to, among other things, select participants and determine the size, duration and type, as well as the other terms and conditions (which need not be identical), of each award. The Compensation Committee also construes and interprets the Amended and Restated Plan and any related agreements. All determinations and decisions of the Compensation Committee are final, conclusive and binding on all parties.

Common Stock Reserved for Issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan is 2,723,103.

Eligibility. The Amended and Restated Plan provides for the grant of Incentive Stock Options (“ISO”), within the meaning of the Code, to employees of the Company, including directors who are also employees. All other awards may be granted to employees, officers, directors and advisors or consultants engaged by the Company, provided such advisors or consultants render bona fide services in connection with the Company’s operation.

Types of Incentive Awards. Under the Amended and Restated Plan, the Compensation Committee may grant “Incentive Awards,” which can include, but are not limited to:

•	ISO’s, as defined in Section 422 of the Code;

•	“nonstatutory” stock options (“NSOs”);

•	stock appreciation rights (“SARS”);

•	shares of restricted stock;

•	performance units and performance shares;

•	other stock-based awards; and

•	cash bonuses.

Not more than the total number of shares of Common Stock reserved for issuance under the Amended and Restated Plan shall be available for any one of the following types of grants: ISOs, NSOs, SARs, shares of restricted stock, a payment of a performance share in shares of Common Stock, a payout of performance unit in shares of Common Stock, a payout of an other stock-based award in shares of Common Stock described in Section 5 of the Amended and Restated Plan (which includes, without limitation, deferred stock, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or subsidiary).

ISOs and NSOs together are called “Options.” The terms of each award will be reflected in an incentive agreement between the Company and the participant.

Options. Generally, Options must be exercised within 10 years of the grant date, except grants of ISOs to a 10% or greater stockholder which shall be 5 years. The exercise price of each ISO may not be less than 100% of the fair market value of a share of common stock on the date of grant (110% in the case of a 10% or greater stockholder). The Compensation Committee has the discretion to determine the exercise price of each NSO granted under the 2000 Stock Incentive Plan. To the extent the aggregate fair market value of shares of common stock for which ISOs are exercisable for the first time by any employee during any calendar year exceeds $100,000, those Options must be treated as NSOs.

The exercise price of each Option is payable in cash or, in the Compensation Committee’s discretion, by the delivery of shares of common stock owned by the optionee, or the withholding of shares that would otherwise be acquired on the exercise of the Option, or by any combination of the three.

SARS. Upon the exercise of an SAR, the holder will receive cash, the aggregate value of which equals the amount by which the fair market value per share of the Common Stock on the exercise date exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. An SAR may be granted in tandem with or independently of an NSO. SARs will be subject to such conditions and will be exercisable at such times as determined by the Compensation Committee, but the exercise price per share must be at least the fair market value of a share of Common Stock on the date of grant.

Restricted Stock. Restricted stock may be subject to a substantial risk of forfeiture, a restriction on transferability or our rights of repurchase or first refusal, as determined by the Compensation Committee. Unless the Compensation Committee determines otherwise, during the period of restriction, the grantee will have all other rights of a stockholder, including the right to vote and receive dividends on the shares.

Performance Units and Performance Shares. For each performance period (to be determined by the Compensation Committee), the committee will establish specific financial or non-financial performance objectives, the number of performance units or performance shares and their contingent values. The values may vary depending on the degree to which such objectives are met.

Other Stock-Based Awards. Other stock-based awards are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of Common Stock. Subject to the terms of the Amended and Restated Plan, stock-based awards, provided that, in general, the amount of consideration to be received by us shall be either (1) no consideration other than services actually rendered (in the case of the issuance of shares), or (2) in the case of an award in the nature of purchase rights, consideration (other than services rendered) at least equal to 50% of the fair market value of the shares covered by such grant on the grant date.

Termination of Employment and Change of Control. Except as otherwise provided in the applicable incentive agreement, if a participant’s employment or other service with us (or our subsidiaries) is terminated other than due to his death, Disability, Retirement or for Cause (each capitalized term being defined in the Amended and Restated Plan), his then exercisable Options will remain exercisable until the earlier of (a) the expiration date of such Options and (b) three months after termination. If his termination is due to Disability or death, his then exercisable Options will remain exercisable until the earlier of (a) the expiration date of such options and (b) one year following termination. On retirement, his then exercisable until the earlier of (1) the date set forth in the incentive agreement or (2) six months following his termination (for ISOs, three months). On a termination for Cause, all his Options will expire at the termination date unless otherwise provided in the incentive agreement.

Upon a Change in Control affecting us, any restrictions on restricted stock and other stock-based awards will be deemed satisfied, all outstanding Options and SARs may become immediately exercisable and all the performance shares and units and any other stock-based awards may become fully vested and deemed earned in full, at the discretion of the Compensation Committee. These provisions could in some circumstances have the effect of an “anti-takeover” defense because, as a result of these provisions, a Change in Control affecting us could be more difficult or costly.

Incentive Awards Transferable. Incentive Awards generally may not be assigned, sold or otherwise transferred by a participant, other than by will or by the laws of descent and distribution, or be subject to any lien, assignment or charge, as determined by the Compensation Committee.

Amendment and Termination. Our Board of Directors may amend or terminate the Amended and Restated Plan at any time. However, the Amended and Restated Plan may not be amended, without stockholder approval, if the amendment would have the following effects:

•	Increase the number of shares of Common Stock which may be issued under the Amended and Restated Plan, except in connection with a recapitalization of the Common Stock;

•	Amend the eligibility requirements for employees to purchase Common Stock under the Amended and Restated Plan; or

•	Extend the term of the Amended and Restated Plan.

Without a participant’s written consent, no termination or amendment of the Amended and Restated Plan shall adversely affect in any material way any outstanding award granted to a participant.

Federal Income Tax Consequences

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The Amended and Restated Plan is designed to permit the Compensation Committee to grant options that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

1)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

2)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

3)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

4)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (1) above) is deemed satisfied, and the certification requirement (summarized in (4) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Common Stock after the date of grant.

Under the Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director. The maximum number of shares of Common Stock subject to options that can be awarded under the Amended and Restated Plan to any covered employee as defined in Section 162 (m) of the Code is the lesser of (a) 600,000 shares of Common Stock or (b) ten percent (10%) of the number of issued and outstanding shares of Common Stock on the first day of the ten-current fiscal quarter of the Company per calendar year and the maximum aggregate case payout with respect to any incentive awards granted in a calendar year to a covered employee is $20,000,000. The maximum number of shares of Common Stock that can be awarded under the Amended and Restated Plan to any covered employee, other than pursuant to an option, is 600,000 per calendar year.

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met, except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section (162)m of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is non-transferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

New Plan Benefits

The Compensation Committee may grant awards under the Plan on a discretionary basis. Therefore, we are unable to determine the dollar value and number of awards that may be received by or allocated to (i) any of our current executive officers, (ii) our current executive officers, as a group, (iii) our current directors who are not executive officers, as a group, and (iv) our employees who are not executive officers, as a group, as a result of the approval of the increase in the number of shares available for issuance under the Plan. If the increase in the number of shares available for issuance under the Plan had been in effect during fiscal 2005, an indeterminable number of additional shares may have been issued to participants in 2005.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 23, 2007 by:

•	each person, or group of affiliated persons, known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

•	each of the nominees and directors;

•	each executive officer named in the summary compensation table under “EXECUTIVE COMPENSATION” below; and

•	all of the Company’s directors and executive officers as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class

James H. Long	1,853,880	(2)	23.0%
John B. Cartwright	30,200	(3)	*
Donald R. Chadwick	47,186	(4)	*
Cary M. Grossman	15,800	(5)	*
Brian Fontana	32,000	(6)	*
Mark T. Hilz	581,935	(7)	7.2%
Paul Klotz	70,667	(8)	0.9%
Mark Wilhelm	86,500	(9)	*
All executive officers and directors	2,718,168	(10)	33.7%

*	Less than 1%

(1)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares the named person has the right to acquire within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)	Includes 2,400 shares that may be acquired upon exercise of currently exercisable options and 2,800 shares held in a custodial account.

(3)	Includes 30,000 shares that may be acquired upon exercise of currently exercisable options.

(4)	Includes 27,686 shares that may be acquired upon exercise of currently exercisable options.

(5)	Includes 15,000 shares that may be acquired upon exercise of currently exercisable options and 800 shares held in partnership for which he serves as general partner.

(6)	Includes 32,000 shares that may be acquired upon exercise of currently exercisable options.

(7)	Includes 581,935 shares that may be acquired upon exercise of currently exercisable options.

(8)	Includes 70,667 shares that may be acquired upon exercise of currently exercisable options.

(9)	Includes 86,500 shares that may be acquired upon exercise of currently exercisable options.

(10)	Includes 846,188 shares that may be acquired upon exercise of currently exercisable options.

The following table sets forth, as of March 23, 2007, the address and number of shares and percentage of Common Stock owned by each stockholder of the Company that owns 5% or more of the outstanding Common Stock.

	Amount and Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

James H. Long(1)	1,853,880	23.0%
6401 Southwest Freeway Houston, Texas 77074
Mark T. Hilz(2)	581,935	7.2%
6401 Southwest Freeway Houston, Texas 77074

(1)	Includes 2,400 shares that may be acquired upon exercise of currently exercisable options and 2,800 shares held in a custodial account.

(2)	Includes 581,935 shares that may be acquired upon exercise of currently exercisable options.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

Board and Committee Meetings

The Board of Directors is currently composed of four members, three of which, Messrs. Cartwright, Chadwick and Grossman, are independent, as defined in Rule 4200(a)(15) of the NASD Manual (“Manual”). The Board of Directors has three (3) standing committees, an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating committee (the “Nominating Committee”). During 2006, the Board of Directors convened two special meetings and four regularly scheduled meetings, the Audit Committee held four regularly scheduled meetings, the Compensation Committee met twice and Nominating Committee did not meet. Each director attended at least 75% of all meetings of the Board of Directors and each of the committees of the Board to which he belonged.

Audit Committee. The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Messrs. Cartwright, Chadwick and Grossman, each of whom is “independent” as such term is defined for audit committee members by the Manual. The Board of Directors has determined that Mr. Grossman is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (the “SEC”).

The responsibilities of the Audit Committee are set forth in the federal securities laws, the listing standards of The Nasdaq Capital Market, and a written charter adopted by the Board of Directors and include, but are not limited to:

1.	reviewing the financial reports and other financial and related information provided by the Company to any governmental body or the public;

2.	reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

3.	reviewing the Company’s auditing, accounting and financial reporting processes generally;

4.	appointing, compensating and overseeing the work of any registered public accounting firm employed by the Company, including resolution of disagreements between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report; and

5.	approving audit services and most non-audit services provided by the Company’s independent auditors.

Compensation Committee. The Compensation Committee consists of Messrs. Cartwright, Chadwick and Grossman, all of whom are non-employee directors, each of whom is “independent” as such term is defined by the Manual. The role of the Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis”. The responsibilities of the Compensation Committee are set forth in a written charter adopted by the Board of Directors and include, but are not limited to:

1.	reviewing and making recommendations regarding the compensation of the Company’s Chairman and Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer; and

2.	administering and making awards under the Company’s equity compensation plans.

During 2006, no director or executive officer of the Company served on the compensation committee or the board of directors of any company for which Messrs. Cartwright, Chadwick and Grossman served as executive officers or directors.

Nominating Committee. The Nominating Committee consists of Messrs. Cartwright, Chadwick and Grossman, all of whom are non-employee directors, each of whom is “independent” as such term is defined by the Manual. The responsibilities of the Nominating Committee are set forth in the written charter adopted by the Board of Directors and include, but are not limited to:

1.	reviewing the structure of the Board to assure that the proper skills and experience are represented on the Board;

2.	recommending to the full Board candidates to fill vacancies on the Board as they occur;

3.	recommending prior to each annual meeting of shareholders, a slate of nominees for election or reelection as Directors by the shareholders at the annual meeting;

4.	reviewing potential candidates for the Board as recommended to it and report to the Board regarding results of such review;

5.	seeking out and evaluating candidates to serve as Board members, and considering candidates submitted by shareholders of the Company in accordance with the notice provisions and procedures set forth in the by-laws of the Company;

6.	periodically make recommendations to the Board with respect to the size of the Board;

7.	recommending to the Board the membership of the committees of the Board, other than this committee; and

8.	developing and implementing continuing education programs for all directors, including orientation and training programs for new directors.

Director Nomination Procedure

The Nominating Committee will solicit and receive recommendations for nominees to the Board from other members of the Board, senior executives, individuals personally known to members of the Board and third party search firms, as appropriate. Consideration of potential nominees typically will involve a series of internal discussions, review of information concerning the candidate, and, if appropriate, interviews with selected candidates.

In order to be considered for membership on the Board of Directors, a candidate should possess, at a minimum, the following qualifications:

•	high personal and professional ethics and integrity;

•	commitment to representing the long-term interests of stockholders;

•	objective, practical and mature judgment; and

•	willingness to understand the business of the Company and to devote adequate time to carry out the duties of a director.

These factors, and other qualifications considered useful by the Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Company and the Board at a particular moment in time.

The Nominating Committee will evaluate candidates recommended by stockholders using the same criteria as it uses in evaluating other candidates to the Board. A stockholder seeking to recommend a candidate for consideration by the Nominating Committee may submit the nominee’s name and qualifications to the Company by mailing it to the address listed below under “Communicating with the Board of Directors.”

Director Attendance at Annual Meeting

The Board of Director’s policy regarding director attendance at the annual meeting is that they are welcome to attend, and the Company will make appropriate arrangements for directors that choose to attend. In 2006, only Mr. Long attended the annual meeting.

Communicating with the Board of Directors

Any stockholders who desire to contact the Board or specific members of the Board may do so by writing to:

Board of Directors
INX Inc.
6401 Southwest Freeway
Houston, Texas 77074

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under an agreement that expired on January 31, 2007 (the “Old Lease”), the Company leased approximately 48,000 square feet of office space from Allstar Equities, Inc., (“Allstar”), wholly-owned by Mr. James H. Long, the Company’s Chief Executive Officer and largest shareholder. The office space was leased under the Old Lease at the rate of $37,192 per month triple net. Rental expense under this agreement amounted to approximately $446,304 for the year ended December 31, 2006. Due to the sale of the Company’s former Stratasoft and Valerent subsidiaries, substantially less space will be required by the Company at this location. Accordingly, on October 11, 2006, the Company executed a new lease agreement (“New Lease”) with Allstar effective February 1, 2007, reducing the leased space to 16,488 square feet under the following terms:

•	A lease term of eighty-four months ending January 31, 2014.

•	Base rent of $19,923 per month, gross. Under the Old Lease, occupancy expenses such as electricity, gas, water, janitorial, and security averaging approximately $280,000 per year are paid by the Company. Under the New Lease these services are included in the base rent with the costs born by the landlord.

•	A buildout allowance of $30,938 to be used by the Company to partially offset the costs of remodeling the leased premises and first floor common areas. The buildout allowance was provided by reducing the monthly lease payment from $20,438 to $19,923.

•	A security deposit of $19,923 is required, which is a reduction from the $37,692 currently held by Allstar.

•	The Company has the option to terminate the lease at the end of the sixtieth or seventy-second month of the lease term. In order to exercise its option, the Company is required to provide Allstar with a minimum of 180 days advance written notice of its intent to terminate the lease. If 360 days of advance written notice is given by the Company, a termination fee of one month’s base rent is immediately payable, and if 180 days of advance written notice is given by the Company, a termination fee of two months’ base rent is immediately payable.

•	At any time during the term of the lease, Allstar has the right to pay the Company in cash the amount of unamortized buildout allowance, after which the monthly basic rent payable under the lease increases from $19,923 to $20,438 for the remaining term of the lease.

•	The Company has the option to renew the lease for two additional terms of five years each at the lesser of the then prevailing fair market rental rate or 105% of the base rent under the New Lease.

The Audit Committee of the Board of Directors engaged the services of an independent real estate consultant to evaluate the fair market rental and related lease terms for comparable facilities in Houston. Based on the recommendations of the independent consultant the Audit Committee of the Board of Directors approved the transactions contemplated by the New Lease.

The Company paid for remodeling, parking lot repaving, and other improvements of the building leased from Allstar totaling approximately $267,000 for the year ended December 31, 2006, which were approved by the Audit Committee of the Board of Directors. Under the transition to the new lease, sublease income earned by Allstar prior to expiration of the current lease is payable to the Company. At December 31, 2006, a $25,664 sublease income receivable from Allstar is recorded in the consolidated balance sheet, which was paid to the Company in 2007.

Pursuant to Nasdaq Rule 4350(h), the Audit Committee approves all transactions with related parties required to be disclosed under Securities and Exchange Commission Regulation S-K, Item 404. Related parties include the Company’s directors, executive officers, and shareholders known by us to be the beneficial owner of more than five percent of our common stock, and their respective immediate family members. To help identify related party transactions, we require our directors and executive officers to complete a director and officer questionnaire identifying any transaction with us in which the director or officer or their immediate family member has an interest. The above related party transactions were the only 2006 transactions requiring Audit Committee approval under Nasdaq Rule 4350(h).

EXECUTIVE OFFICERS

The Company’s executive officers serve until resignation or removal by the Board of Directors. Set forth below is certain information about the Company’s executive officers.

James H. Long — See Nominees for Director.

Mark T. Hilz, age 48, was appointed as our President and Chief Operating Officer in December 2003. Mr. Hilz’ responsibilities include management of our operations. Mr. Hilz has also served as the President of InterNetwork Experts, Inc. since its founding in July 2000 until it was merged into I-Sector Corporation in December 2005. Mr. Hilz served as a director of our company from April 1999 until June 2001. From January 1999 to June 2000, Mr. Hilz was Vice President of Project Development at Mathews Southwest, LLC, a real estate investment and development firm headquartered in Dallas. From 1998 to July 2000, Mr. Hilz was one of our directors and the Chief Executive Officer of Nichecast, Inc., a privately held internet services company. From July 1990 to July 1998 Mr. Hilz was the founder, President and Chief Executive Officer of PC Service Source, Inc., a publicly held distributor of personal computer hardware for the repair industry. Before that, Mr. Hilz was founder, President and Chief Executive Officer of Hilz Computer Products, Inc., a privately held wholesale computer products distributor.

Brian Fontana, age 49, has served as the Chief Financial Officer since January 2005. Mr. Fontana has an extensive financial management background that includes the management of the accounting, finance, investor relations, internal information systems and legal functions for large, complex organizations, including organizations that were executing strategies for rapid expansion through acquisitions. As CFO, he has managed multiple initial public offerings, follow-on equity offerings, private equity offerings, public debt placements and syndicated bank financings. He previously held the position of CFO at three NYSE listed public companies, one NASDAQ listed company and two privately held companies. His prior experience includes serving as Chief Financial Officer of Talent Tree, Inc., a privately-held workforce outsourcing organization; PerformanceRetail, Inc., an early-stage venture-capital funded software company; Drypers Corporation, a NASDAQ listed multinational diaper manufacturing company; Pentacon, Inc., a NYSE listed fastener distribution company; Prime Service, Inc., a NYSE listed equipment rental company; and National Convenience Stores, Inc., a NYSE listed operator of convenience stores. Mr. Fontana is a 1981 graduate of the University of Texas, where he earned a BBA in Finance.

Mark Wilhelm, age 50, was appointed Vice President of Sales effective December 31, 2005 and held a similar position with InterNetwork Experts, Inc. since February 2004. Mr. Wilhelm’s responsibilities include management of the sales organization. From August 2002 to February 2004, he served as Director of Sales of Extreme Networks, a publicly held company that designs, builds, and installs Ethernet solutions for enterprise networks. From December 1994 to May 2002, Mr. Wilhelm served as Southwest Region Sales Operations Director for Cisco Systems, Inc.

Paul Klotz, age 45, was appointed as the Vice President of Operations effective December 31, 2005 and held a similar position with InterNetwork Experts, Inc. since August 2000. Mr. Klotz’ responsibilities include the operations management of the IP communications business. From 1997 to July 2000, Mr. Klotz was the Vice President of Marketing of PC Service Source. Before that, Mr. Klotz served as the Vice President of Acme Keystone, a privately held consumer products manufacturing company.

Larry Lawhorn, age 54, was appointed as our Controller and Chief Accounting Officer in April 2005 and is responsible for our accounting and reporting functions. From August 2001 to April 2005, Mr. Lawhorn was the Vice President — Corporate Controller for Talent Tree, Inc., a privately-held workforce outsourcing organization headquartered in Houston, Texas. From March 1987 to July 2001, Mr. Lawhorn served with Corporate Express, Inc. headquartered in Broomfield, Colorado as regional controller and division president in Houston, Texas and Baton Rouge, Louisiana, respectively. Previously, Mr. Lawhorn served with Coopers & Lybrand (now PriceWaterhouseCoopers) for eleven years. Mr. Lawhorn is a Certified Public Accountant and he is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis explains the material elements of the Company’s compensation arrangements for the Company’s Chief Executive Officer, Chief Financial Officer, and other named executive officers.

Our Compensation Discussion and Analysis addresses the following topics relating to the compensation of our named executive officers:

•	the compensation process;

•	the objectives of our compensation programs;

•	what the compensation program is designed to reward;

•	each element of our compensation program, why we pay it, and how we determine the amount payable; and

•	our compensation decisions for fiscal year 2006.

The Compensation Process

The Role of the Compensation Committee

The Compensation Committee, which consists of all independent directors, is appointed by the Board of Directors of to assist the Board in carrying out its responsibilities by reviewing or approving management compensation issues and making recommendations to the Board as appropriate. In particular, the Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of the Company’s named executive officers, including the responsibility to:

•	review the adequacy and form of, and recommend to the Board or approve the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and other named executive officers;

•	review and make recommendations to the Board with respect to the Company’s stock option plans, and approve any proposed awards under such plans;

•	ensure that all equity-compensation plans and material revisions to such plans are approved by the Company’s stockholders;

•	review and make recommendations to the Board with respect to any change to the Company’s compensation plans involving a material annual change in cost to the Company;

•	review corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company; and

•	evaluate the performance of the Chief Executive Officer in light of such goals and objectives.

Committee Meetings

The Compensation Committee meets as often as it determines necessary. The Committee held two meetings during fiscal 2006 and has held one meeting thus far in 2007. The Committee Chairman works with the Chief Executive Officer to establish the meeting agenda. The Committee typically meets with the Chief Executive Officer present. The Committee also regularly meets in executive sessions without management present.

The Committee receives and reviews materials in advance of each meeting. These materials include any materials that the Committee has specifically requested as well as information that will be helpful to the Committee in the compensation-setting process. Depending on the agenda for the particular meeting, these materials as they relate to compensation of the named executive officers may include:

•	a compensation summary detailing the total actual and proposed compensation of the Chief Executive Officer, Chief Financial Officer and other named executive officers, including base salary, bonus awards and long-term ownership participation, and any other form of compensation;

•	review of corporate performance objectives for the upcoming fiscal year;

•	named executive officer performance and progress in meeting corporate performance objectives;

•	industry comparison and any other relevant information; and

•	details of the Chief Executive Officer, Chief Financial Officer and other named executive officer’s unvested stock option holdings and changes in stock ownership.

Compensation Committee Advisors

During 2006, the Compensation Committee retained a third party compensation expert to review and advise upon (1) the need for and structure of a proposed compensation plan, (2) management’s authority to propose stock option grants, and (3) creation of a retention program to address the retention of senior executives and senior management in the event of a change of control in the Company (“Retention Plan”). In conjunction with the Retention Plan, the third party compensation expert reviewed current trends in the market relating to retention compensation and rendered a fairness opinion.

Management’s Role in the Compensation Process

The Chief Executive Officer plays a significant role in the compensation-review process. The Chief Executive Officer discusses, directly or indirectly, the adequacy of proposed compensation plans with each named executive officer together with the Company’s proposed financial performance and other goals to improve the Company’s operations. Based on those discussions the Chief Executive Officer presents his recommendations on compensation, including his own compensation plan, to the Compensation Committee.

The Chief Executive Officer prepares meeting information for each Compensation Committee meeting and is expected to be available to attend meetings or portions thereof upon request of the Committee to answer Committee questions arising out of the materials presented to the Committee.

Compensation Decisions

Compensation decisions are generally made in the first quarter of the fiscal year, at the time of the approval of the previous year’s financial statements. At this first quarter Compensation Committee meeting, the performance of the named executive officers for the previous fiscal year is evaluated, and annual bonus and stock option awards are granted with respect to performance for that year. Also at this meeting, base salaries and prospective bonus awards are set for the upcoming fiscal year.

The Compensation committee evaluates the proposed compensation plans for each named executive officer relative to:

•	the adequacy of the level of compensation to motivate the named executive officers to attain the financial performance goals of the Company;

•	the adequacy of the level of compensation relative to the market for high quality, experienced executives;

•	the adequacy of the compensation plan to align the interests of the named executive officers with the enhancement of long-term shareholder value;

•	the adequacy of the compensation plans to accomplish the compensation objectives and policies of the Company; and

•	the efficacy of the level of and components of the compensation compared to other similarly situated publicly-held companies.

Compensation decisions for the Chief Executive Officer, Chief Financial Officer and other named executive officers are approved by the Compensation Committee in an executive session, without management present.

Compensation Objectives and Policies

Overview

The Compensation Committee establishes compensation for named executive officers based on performance goals related to the area for which they are responsible while also taking into consideration the ability to reward named executive officers who contribute to the overall success of the Company. The following characteristics are factored into the compensation policies:

1.	The Company seeks to pay competitive salaries in order to attract and retain high quality and highly motivated personnel.

2.	Named executive officer rewards are based on the level of financial performance attained by the individual measured by the performance of the Company sector for which they are responsible. Awards in the finance area of the Company are based on qualitative performance objectives.

3.	At the beginning of the performance cycle, quarterly and annual objectives are set for each named executive officer. At the end of each performance cycle, the level of achievement of the objectives are measured and used as the basis for decisions on merit increases, bonus awards and stock option grants. The Chief Executive Officer conducts the review and makes recommendations to the Compensation Committee. Compensation of the named executive officers is determined based primarily on the Company’s objective of improving long-term shareholder value. The Company also considers the performance of the named executive officers collectively in meeting corporate performance objectives, the relative roles and responsibilities of the named executive officer as compared to other named executive officers in the Company and the performance of the Company relative to the industry. A specific objective of the Company is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach. Accordingly, compensation levels are monitored to ensure they meet the Company’s objectives and are competitive.

The Compensation Committee performs informal benchmarking of named executive officer compensation against other similar size publicly-held technology companies.

Compensation Objective

The Company’s objective in setting compensation is to improve long-term shareholder value, represented by the growth in the value of the Company’s common stock, as the principal measure of success of the Company. Accordingly, the Company’s compensation policies for its named executive officers are designed to provide an overall competitive compensation package with a portion of total compensation derived from long-term ownership participation.

Compensation Policies

Compensation of the Chief Executive Officer

James H. Long has served as Chief Executive Officer of the Company since it inception. Since Mr. Long owns 23% of the outstanding and beneficially owned common stock of the Company, the Compensation Committee believes that Mr. Long is motivated to improve the Company’s long-term shareholder value without an increase in long-term ownership participation. Accordingly, the Compensation Committee has established compensation plan which compensates Mr. Long with an annual compensation that includes a base salary and a bonus award based upon the Company’s financial performance. The amount to be paid as compensation is determined by establishing a base salary which is not related to performance level but is set as a baseline to deliver current cash income to Mr. Long. The bonus award is designed to pay quarterly or annual bonuses based the financial performance of the Company, in order to provide incentives to improve the financial performance of the Company. Mr. Long’s annual base salary compensation was increased from $120,000 to $230,000 effective February 1, 2007 to bring his base salary in line with the Chief Operating Officer.

Compensation of Other Named Executive Officers

Other named executive officers are compensated in a similar manner but with the distinction that the Compensation Committee considers a component of long-term ownership participation as a potential component of other named executive officers compensation plans in order to provide incentives to improve the Company’s financial condition, operating results and maximize stock performance as he will be rewarded along with all other stockholders through increases in the stock price if positive results for the Company are achieved. When considering stock or stock options awards the Compensation Committee reviews the vested and unvested ownership participation, as well as, stock ownership and changes in ownership of each other named executive officer. When appropriate the Compensation Committee includes a component of long-term ownership participation in a named executive officer’s compensation plan to enhance the alignment of the executive officer’s interest with those of the Company’s shareholder.

The Compensation Committee has no predetermined policies with respect to long-term or currently paid compensation nor does it have predetermined policies with respect to cash or non-cash compensation. Each compensation plan is determined on a case-by-case basis to provide incentives to executives to accomplish the near-term goals of the Company and to enhance long-term shareholder value. During 2006 the compensation of other named executive officers was based on the attainment of financial performance objectives as well as the qualitative improvements in the Company’s operations. In determining the compensation plans for other named executive officers for 2007, the Compensation Committee established plans based almost entirely upon the attainment of financial performance objectives. The primary financial performance objective for 2007 is net income from continuing operations before income taxes. The Compensation Committee retains the ability to adjust those financial performance objectives as changes in circumstances warrant.

Other Compensation Policies

The named executive officers are eligible to participate in the same employee benefit plans and receive the same benefits as all salaried employees. The Chief Executive Officer is provided with two company owned vehicles.

Individual Compensation Summaries

To assist it in its review of executive compensation decisions, the Compensation Committee reviews for each named executive officer a compensation summary that sets forth the total dollar value of the named executive officer’s annual compensation, including base salary, annual bonus award, and long-term ownership participation and any other compensation. The Committee uses compensation summary to estimate total annual compensation to the named executive officers. While the Committee considers from time-to-time compensation previously paid to the named executive officers, the primary focus of the Committee’s compensation actions is on motivating the future performance of the named executive officers.

Timing of Stock Option Grants

We have established a policy and procedure on stock option grants that includes the following provisions governing the timing of such grants:

•	the Compensation Committee determines and approves its award of stock options (whether to the named executive officers or other employees) at a Committee meetings held during the fiscal year and by written consent of the members of the Compensation Committee;

•	the grant date of stock options is always the date of the approval of the grants or, if by written consent, the date upon which a majority of the members executes such consent(s);

•	management has no control over selecting the grant date;

•	pursuant to the stock option plan, the exercise price of the stock options is the closing price on the Nasdaq of the underlying common stock on the grant date; and

•	stock option are promptly reported on Form 4 with the Securities and Exchange Commission for all named executive officers and directors.

Tax Deductibility of Compensation

The Company considers the deductibility for tax purposes of all material elements of its compensation arrangements. We review our compensation plans in light of applicable tax provisions, including Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year.

Pay-for-Performance

The Company believes that compensation arrangements for its named executive officers should be related to the achievement of the Company’s corporate performance objectives reviewed by the Compensation Committee at the beginning of each fiscal year. The Company’s pay-for-performance philosophy is reflected in our compensation practices, which link a portion of executive compensation to the achievement of short-term and long-term objectives. Furthering the Company’s pay-for-performance objectives:

•	a significant portion of compensation for the named executive officers is contingent on, and variable with, the financial performance of the Company; and

•	compensation of the named executive officers is at the discretion of the Compensation Committee.

Elements of Compensation

The compensation arrangements of the Company for its named executive officers are focused on aligning their interests with those of our stockholders and are comprised of two components:

•	short-term compensation (base salary and bonus awards); and

•	long-term ownership participation (stock options and restricted stock awards).

(i) Short-Term Compensation

Short-term compensation arrangements for the named executive officers consist of a base salary and quarterly or annual bonus awards. Base salaries are intended to provide the executive with a base level of annual income that is not contingent on INX performance. Bonus awards are intended to compensate the named executive officers for financial performance. Base salary and bonus award recommendations are submitted to the Compensation Committee for its consideration by the Chief Executive Officer in the first quarter of the fiscal year.

Base salaries are reviewed annually to ensure that they reflect the relative contribution of each individual and the principles set forth above. The determination of relative contribution is a subjective evaluation based on an individual’s contribution, experience, and level of responsibility. No quantitative relative weights are assigned to these factors when setting base salaries. Bonus awards are reviewed annually and, as changes in circumstances warrant, and are determined based primarily on the named executive officer’s performance in meeting the Company’s overall corporate performance objectives (outlined below under “2006 and 2007 Short-Term Compensation Decisions for Named Executive Officers” ). The performance of the Company is measured by the achievement of financial and other objectives reviewed at the beginning of the fiscal year.

2006 and 2007 Short-Term Compensation Decisions for the Named Executive Officers

The Company set 2006 base salaries and 2006 quarterly bonus awards in the first quarter of 2006 based on the Compensation Committee’s consideration of the Company’s overall compensation objectives together with the specific base salary and annual bonus award compensation objectives outlined above. The Company set the annual bonus award for the Chief Executive Officer during the fourth quarter of 2006 after it became evident that the Company’s financial performance had improved significantly over the prior year.

The Company set 2007 base salaries and 2007 quarterly bonus awards for all Named Executive Officers in the first quarter of 2007 based on the Compensation Committee’s consideration of the Company’s overall compensation objectives together with the specific objectives for the Company’s financial performance for 2007.

(ii) Long-Term Share Ownership Participation

Long-term share ownership plans for the other named executive officers consist of participation in the stock option plan and are intended to reward them based on increases in the value of the Company’s common stock. The purpose of these arrangements is to achieve a commonality of interest between shareholders and the named executive officers and to motivate them to improve the Company’s long-term financial success, measured in terms of enhanced shareholder wealth over the long term. There are no minimum equity ownership guidelines or policies regarding the hedging of the economic risk of any such equity ownership for the named executive officers.

We use stock options as long-term incentive vehicles because:

•	they align the interests of the named executive officers with those of the shareholders, foster stock ownership, and focus the executives on creating value for the shareholders;

•	they are performance based. All the value received by the recipient from a stock option is based on the growth of the stock price above the option or initial unit price; and

•	the longer-term period for vesting creates an incentive for increases in shareholder value over a longer term and encourages retention of the named executive officers.

The Company’s stock option plan is described below:

Stock Option Plan

Pursuant to the Company’s stock option plan, the Company may grant options to purchase shares of the Company’s common stock at the market price on the day the options are granted. Options are granted to the named executive officers by the Compensation Committee generally once a year, upon the approval of the year-end financial statements. The number of options granted to the named executive officers is discretionary, based upon a subjective evaluation of the executive officer’s performance in meeting the Company’s corporate performance objectives and the Company’s performance relative to the industry. All future stock options granted under our stock option plan will incorporate the following material terms:

•	the exercise price of the option is not less than the closing market price on the Nasdaq of a share of our common stock on the date of grant;

•	options vest as to 20% over a five year period commencing with the date of grant; and

•	options are not exercisable later than 10 years after the date of grant.

2006 and 2007 Long-Term Share Ownership Decisions for the Named Executive Officers

Stock option awards for the 2006 fiscal year were granted based on the Compensation Committee’s consideration of the Company’s overall compensation objectives. The stock options were awarded on a discretionary basis reflecting the performance of the Company in 2006 relative to the industry and the named executive officer’s performance in meeting the Company’s corporate performance objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion has recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

THE COMPENSATION COMMITTEE

John B. Cartwright, Chairman
Donald R. Chadwick
Cary M. Grossman

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information about compensation we paid or awarded for services rendered during the fiscal year ended December 31, 2006 to our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers who were serving as executive officers at the end of 2006 and whose total annual salary and bonus exceeded $100,000 (the “Named Executive Officers”).

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and				Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)	($)(2)	($)(3)	Total ($)

James H. Long	2006	$120,000	$216,146	$—	$—	$—	$—	$34,391	$370,537
Chairman and Chief Executive Officer
Mark T. Hilz	2006	230,000	117,438	—	—	—	—	—	347,438
President and Chief Operating Officer
Brian Fontana	2006	220,000	81,400	10,184	71,027	—	—	—	382,611
Vice President and Chief Financial Officer
Mark Wilhelm	2006	265,954	113,750	—	65,844	—	—	—	445,548
Vice President of Sales
Paul Klotz	2006	170,000	104,125	—	—	—	—	—	274,125
Vice President of Operations

(1)	Dollar amounts in the Stock Awards and Option Awards columns reflect the compensation expense recognized by INX for financial statement purposes with respect to restricted stock and stock options during the 2006 fiscal year in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	The Company’s named executive officers do not participate in any defined benefit, actuarial pension plan or any other post-retirement supplementary compensation plans.

(3)	Amounts exclude the value of perquisites and personal benefits which are less than $10,000. The cost of employee benefits under plans available to all Company employees are excluded. Refer to the All Other Compensation Table below for details of amounts paid or incurred as disclosed in the Summary Compensation Table.

ALL OTHER COMPENSATION TABLE

The table details each item of compensation of our named executive officers for the fiscal year ended December 31, 2006 required to be included in the “All Other Compensation” column in the Summary Compensation Table above:

Amount Reported
Under All Other
Name and Description	Compensation

James H. Long:
Vehicles(1)	$33,252
Other	1,139

Total	$34,391

(1)	Compensation reported for vehicles represents the aggregate incremental cost incurred by the Company for vehicle depreciation, actual gasoline and repairs reimbursement, and insurance premium cost.

GRANTS OF PLAN-BASED AWARDS

The following table details each grant of an award to a named executive officer in fiscal year ended December 31, 2006 and the grant date fair value of these awards.

		All Other Stock	All Other Stock			Grant Date	Grant Date
		Awards: Number	Awards: Number of	Exercise or		Closing	Fair Value of
		of Shares of	Securities	Base Price of		Market Price	Stock and
		Restricted Stock	Underlying Stock	Option Awards		of Option	Option
Name	Grant Date	Granted (#)	Options Granted (#)	($/Sh)		Awards ($/Sh)	Awards(2)

Brian Fontana	05/03/2006	—	50,000	$6.58	(1)	$6.70	$214,261
	05/03/2006	1,520		6.70			10,184

(1)	Exercise price is closing market price as of the day immediately prior to the grant date.

(2)	Dollar amounts in the Stock Awards and Option Awards columns reflect the compensation expense recognized by INX for financial statement purposes with respect to restricted stock and stock options during the 2006 fiscal year in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

Narrative Disclosure to Summary Compensation and Plan-Based Awards Tables

During the 2006 fiscal year, in accordance with our compensation objectives and policies described in our Compensation Discussion and Analysis, our named executive officers received compensation comprised of a base salary, a quarterly or annual bonus award and an allocation of stock options. Additionally, Mr. Wilhelm receives commission overrides on certain sales transactions.

Under the terms of their respective employment agreements (collectively, the “Executive Employment Agreements”), Messrs. Long, Fontana, Hilz, Wilhelm, and Klotz were entitled to an annual base salary for 2006 of $120,000, $220,000, $230,000, $160,000 and $170,000, respectively, plus other bonuses, the amounts and payment of which are within the discretion of the Compensation Committee. There were no changes in base salary for 2007 except Mr. Long’s base salary was adjusted to $230,000 effective February 1, 2007. The agreements with Messrs. Fontana, Hilz, Wilhelm, and Klotz also include special bonus plan provisions that may be changed or eliminated at the Company’s sole discretion. The Executive Employment Agreements generally provide that the executive officer will not, for the term of his employment and for a period of either twelve or eighteen months, whichever the case may be, following the end of such executive officer’s employment with the Company, compete with the Company, disclose any of the Company’s confidential information, solicit any of the Company’s employees or customers or otherwise interfere with the Company’s business relations. The non-compete provision with Mr. Long does not apply if the Company elects to terminate Mr. Long’s employment without cause; except that, the Company may elect to continue the non-compete restrictions in that event by paying Mr. Long a severance amount during the restricted period. Severance and change-in-control payments are discussed under “Potential Payments Upon Termination or a Change-In-Control” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table details outstanding stock options awards classified as exercisable and unexercisable as of December 31, 2006 for each named executive officer. There were no unvested stock awards as of December 31, 2006.

	Option Awards
				Equity Incentive
	Number of	Number of		Plan: Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying	Option	Option
	Unexercised Options	Unexercised Options		Unexercised	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		Unearned Options (#)	Price ($)	Date

James H. Long	2,400	$—		—	$1.50	9/30/2008
Mark T. Hilz	56,537	—		—	0.07	7/1/2010
	462,582	—		—	1.10	3/1/2012
	40,816	—		—	1.84	9/1/2013
	32,000	—		—	4.14	10/2/2013
Brian Fontana	15,000	60,000	(1)	—	7.65	1/2/2015
	2,000	8,000	(2)	—	4.50	11/2/2015
	—	50,000	(3)	—	6.58	5/2/2016
Mark Wilhelm	50,000	25,000	(4)	—	7.50	10/4/2014
	10,000	—		—	0.01	4/4/2015
	1,500	3,000	(5)	—	4.50	11/2/2015
Paul Klotz	9,980	—		—	0.07	8/14/2010
	50,978	—		—	1.10	3/1/2012
	19,709	—		—	1.47	11/10/2013

(1)	The stock options were granted on January 3, 2005 and vest in 15,000 share increments on January 3, 2007; January 3, 2008; January 3, 2009; and January 3, 2010.

(2)	The stock options were granted on November 3, 2005 and vest in 2,000 share increments on November 3, 2007; November 3, 2008; November 3, 2009; and November 3, 2010.

(3)	The stock options were granted on May 3, 2006 and vest in 20% increments on each of the first five anniversaries of the grant date.

(4)	The stock options were granted on October 5, 2004 and vest on February 9, 2007.

(5)	The stock options were granted on November 3, 2005 and vest in 1,500 share increments on November 3, 2007 and November 3, 2008.

OPTIONS EXERCISED AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Shares	Value	Number of
	Acquired on	Realized	Shares Acquired	Value Realized
Name	Exercise (#)	($)	on Vesting (#)	on Vesting ($)

James H. Long	—	—	—	—
Mark T. Hilz	15,000	$100,148	—	—
Brian Fontana	—	—	1,520	$10,184
Mark Wilhelm	—	—		—
Paul Klotz	46,488	283,236	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2006 termination date and, where applicable, using the closing price of our common stock of $7.86 (as reported on the Nasdaq as of December 29, 2006):

					Without
	Early	Normal	Voluntary	For Cause	Cause	Change-In-
Name	Retirement	Retirement	Termination	Termination	Termination	Control		Disability	Death

James H. Long:
Severance payments	—	—	—	—	$252,110 (1)	$252,110	(1)	—	—
Stock options	—	—	—	—	—	—		—	—
Retention plan	—	—	—	—	—	—		—	—
Tax gross-up	—	—	—	—	—	—		—	—
Mark T. Hilz:
Severance payments	—	—	—	—	—	—		—	—
Stock options	—	—	—	—	—	—		—	—
Retention plan	—	—	—	—	—	—		—	—
Tax gross-up	—	—	—	—	—	—		—	—
Brian Fontana:
Severance payments	—	—	—	—	$128,333 (2)	$128,333	(2)	—	—
Stock options	—	—	—	—	—	103,480	(3)	—	—
Retention plan	—	—	—	—	—	264,150	(4)	—	—
Tax gross-up	—	—	—	—	—	—	(4)	—	—
Mark Wilhelm:
Severance payments	—	—	—	—	—	—		—	—
Stock options	—	—	—	—	—	$19,080	(3)	—	—
Retention plan	—	—	—	—	—	264,150	(4)	—	—
Tax gross-up	—	—	—	—	—	—	(4)	—	—
Paul Klotz:
Severance payments	—	—	—	—	—	—		—	—
Stock options	—	—	—	—	—	—		—	—
Retention plan	—	—	—	—	—	$264,150	(4)	—	—
Tax gross-up	—	—	—	—	—	—	(4)	—	—

(1)	The severance amount payable to Mr. Long in a lump sum is based upon the greater of 75% of his salary at the time of termination or 75% of his average monthly salary and bonus, calculated based on his compensation during the 12 months period prior to his termination which may be terminated by either party at any time, with or without notice.

(2)	If Mr. Fontana’s employment is terminated without cause, Mr. Fontana is entitled to severance compensation paid in a lump sum equal to six months base salary, plus an additional one month of base salary for each year of employment completed, up to an additional six months of base salary, for a maximum of twelve months of base salary paid.

(3)	Under all existing stock option plans, a change-in-control results in all outstanding stock options and restricted shares becoming fully vested. The unrealized value of in-the-money unvested stock options subject to accelerated vesting are shown above as potential payments from a change-in-control. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at Fiscal Year-End” above by the closing price of a share of common stock as of December 31, 2006, then deducting the aggregate exercise price of the unvested stock options.

(4)	Under the Change-In-Control Retention Plan (“Retention Plan”) for certain executives, a lump-sum cash payment is due to such executives based on the relative price per share of common stock paid to shareholders at the time of the change-in-control. The Retention Plan payment shown above assumes a sale price per share equal to the closing price of a share of common stock as of December 31, 2006. The Retention Plan also provides for “make whole payments” for any excise taxes payable, if any, on the lump-sum cash payments. The Retention Plan expires on March 5, 2008.

DIRECTOR COMPENSATION

Effective April 1, 2007, the quarterly retainer received by each non-employee director was increased to $5,000 from $3,000. Each non-employee director receives a $1,000 fee for each Board and Audit Committee meeting they attend in person and a $500 fee for each Compensation Committee and Nominating Committee meeting they attend, as well as reasonable out-of-pocket expenses incurred to attend the meetings. For telephonic board meetings lasting more than one hour, each non-employee board member in attendance receives a $500 fee, and for telephonic board meetings lasting less than one hour, each non-employee board member is paid a $300 fee. In addition, the chairperson of the Audit Committee receives an additional $4,000 quarterly retainer. An additional $1,000 fee per special committee meeting is paid to any non-employee director that is serving as the chairperson of such special committee.

Beginning March 6, 2007, non-employee directors receive a fully vested common stock grant based on the number of shares equal to $30,000 upon re-election to the Board, valued as of the date of re-election. Previously the non-employee directors received a fully vested common stock option grant of 5,000 shares upon re-election to the Board.

The following table provides the compensation of our non-employee directors for the fiscal year ended December 31, 2006:

					Change in
					Pension
					Value and
	Fees				Non-Qualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)	($)(1)	($)(1)	($)	($)(2)	($)(3)	Total ($)

John B. Cartwright	$21,500	—	$17,609	—	—	—	$39,109
Donald R. Chadwick	21,500	—	17,609	—	—	—	39,109
Cary M. Grossman	37,500	—	17,609	—	—	—	55,109

(1)	Dollar amounts in the Stock Awards and Option Awards columns reflect the compensation expense recognized by INX for financial statement purposes with respect to restricted stock and stock options during the 2006 fiscal year in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(2)	The Company’s directors do not participate in any defined benefit, actuarial pension plan or any other post-retirement supplementary compensation plans.

(3)	Amounts exclude the value of perquisites and personal benefits which are less than $10,000.

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report on its activities for the year 2006:

The Audit Committee exists to provide independent, objective oversight of the Company’s accounting functions and internal controls. Under the listing standards of The Nasdaq Capital Market, all of the members of the Audit Committee are independent. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee held four regularly scheduled meetings in 2006. The Audit Committee has held discussions with management and Grant Thornton, LLP (“Grant Thornton”), the Company’s independent auditors, regarding the audited financial statements for the year ended December 31, 2006. The Audit Committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to quality, not just the acceptability, of the Company’s accounting functions and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) , as amended, and by the Statement of Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has received a written statement from Grant Thornton describing all relationships between the independent auditors and the Company that may impact their objectivity and independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton matters relating to its independence, including review of audit and non- audit fees and any relationships that may impair its independence and satisfied itself as to their independence.

Based on the foregoing, the Audit Committee of the Company has recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Cary M. Grossman, Chairman
John B. Cartwright
Donald R. Chadwick

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2006, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. In the unaudited interim periods ended March 31, 2006, June 30, 2006 and September 30, 2006, and through December 31, 2006, there were no disagreements with Grant Thornton on any matter of accounting principles or practices or financial statement disclosure. The audit report of Grant Thornton on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2006, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of Grant Thornton are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accounting Firm Fees

The following information sets forth the aggregate fees billed or to be billed by Grant Thornton for services performed for the fiscal years 2005 and 2006. The Audit Committee has reviewed the audit and non-audit fees that we paid to the independent accountants for purposes of considering whether such fees are compatible with maintaining the auditor’s independence.

Audit Fees. Estimated fees billed for services rendered by Grant Thornton for the audit of our financial statements included in our annual report and the reviews of financial statements included in our quarterly reports were $229,350 and $339,442 for 2005 and 2006, respectively.

Audit-Related Fees. We did not retain Grant Thornton for any audit related services in 2005 and 2006 and there were no fees for audit-related services during those years.

Tax Fees. Aggregate fees billed for tax services related to the preparation of our annual corporate tax returns rendered by Grant Thornton was $20,916 and $0 for 2005 and 2006, respectively.

All Other Fees. There were no fees incurred under the all other services category in 2005 or 2006.

Our Audit Committee must pre-approve all audit and non-audit services that we receive from our independent accountants. This pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the committee’s next meeting. Approvals of non-audit services will be publicly disclosed in our periodic reports filed with the SEC. For 2006, the Audit Committee pre-approved 100% of the 2006 audit and non-audit services we received from our independent accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, executive officers, and stockholders who own more than 10% of the Common Stock (the “Reporting Persons”) are required to file reports of stock ownership and changes in ownership of common stock with the SEC and to furnish the Company with copies of all such reports they file. The Company believes that, for fiscal year 2006, all the Reporting Persons complied with all applicable filing requirements except:

•	James H. Long filed six late Form 4’s reporting eight sale transactions of common stock,

•	John B. Cartwright did not file one Form 4 reporting one grant of stock options which was filed under a late Form 5,

•	Donald R. Chadwick filed one late Form 4 reporting one grant of stock options,

•	Cary M. Grossman filed one late Form 4 reporting one grant of stock options,

•	Brian Fontana in 2006 filed three late Form 4’s reporting one grant of restricted stock and two sales of common stock and did not file one Form 4 reporting one grant of stock options which was filed under a timely Form 5. In addition, Mr. Fontana in 2005 did not file one Form 4 reporting one grant of stock options for which a Form 5 was not filed until February 2007,

•	Mark Wilhelm did not file one Form 3 and one Form 4 upon change to executive officer status and did not file a Form 5, and

•	Larry Lawhorn in 2006 did not file one Form 4 reporting one grant of stock options which was filed under a timely Form 5. In addition, Mr. Lawhorn in 2005 did not file two Form 4’s reporting two grants of stock options for which a Form 5 was not filed until February 2007.

The Company has taken action to educate Section 16(a) filers of their reporting responsibilities and oversee strict compliance for future transactions.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics applicable to the Company’s Chief Executive Officer and other senior officers and has also adopted a Code of Ethics for Financial Executives (together, the “Codes”). Copies of the Codes are available on the “Investor Information” page of the Company’s website at http://www.i-sector.com. The Company will provide the Codes in print, free of charge, to stockholders who request them. Any waiver of the Codes with respect to executive officers and directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed to stockholders on the Company’s website, as will any amendments to the Codes.

DISTRIBUTION OF ANNUAL REPORTS

The 2006 Annual Report to stockholders covering the year ended December 31, 2006 was mailed concurrently with this proxy statement to each stockholder entitled to vote at the Meeting.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL STOCKHOLDERS MEETING

Any stockholder who wishes to submit a proposal for consideration at the 2008 annual stockholders meeting, but not for inclusion in the proxy statement, will be required to submit such proposal to the Company in writing no earlier than November 16, 2007 and no later than March 16, 2008. If such a matter is raised at the 2008 annual meeting of stockholders, the proxy holders for the 2008 annual meeting of stockholders will have discretionary authority to vote on the matter. To have a proposal included in the proxy statement and form of proxy for the 2008 annual stockholders meeting, a stockholder must deliver such proposal by January 15, 2008. Stockholder proposals and notices should be sent to Secretary, INX Inc., 6401 Southwest Freeway, Houston, Texas 77074.

COST OF SOLICITING PROXIES

The cost of soliciting proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, in the accompanying form, will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone, for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to beneficial owners.

The persons designated as proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Management does not know of any matters other than those referred to in this proxy statement that will be presented for action at the Meeting.

By Order of the Board of Directors,

Joseph E. Horzepa
Secretary
April 12, 2007

APPENDIX A

Fifth Amendment to the
I-SECTOR CORP. INCENTIVE PLAN
(As Amended and Restated Effective July 28, 2003)

WHEREAS, the I-Sector Corp. Incentive Plan as amended and restated effective July 28, 2003, (the “Plan”) was adopted by the Board of Directors of INX Inc. and approved by shareholders on July 28, 2003; and

WHEREAS, under Section 7.7 of the Plan the Board has the authority to amend the Plan subject to certain shareholder approval requirements; and

WHEREAS, the Board has authorized this fifth amendment of the Plan subject to stockholder approval as provided herein.

NOW THEREFORE, the Plan is hereby amended as follows:

Section 1.4 shall be amended in its entirety to read as follows:

1.4 Shares of Common Stock Available for Incentive Awards

Subject to adjustment under Section 6.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) 2,723,103 Shares of Common Stock. The total number of Shares reserved for issuance under the Plan (pursuant to the previous sentence) shall be available for any one of the following types of grants: Incentive Stock Options, Nonstatutory Stock Options, SAR, Restricted Stock, a payment of a Performance Share in Shares, a payout of a Performance Unit in Shares, a payout of an Other Stock-Based Award in Shares described in Section 5 which includes, without limitation, Deferred Stock, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.

During any period that the Company is a Publicly Held Corporation, then unless and until the Committee determines that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, the following rules shall apply to grants of Incentive Awards to Covered Employees:

(a) Subject to adjustment as provided in Section 6.5, the maximum aggregate number of Shares of Common Stock (including Stock Options, SARs, Restricted Stock, Performance Units and Performance Shares paid out in Shares, or Other Stock-Based Awards paid out in Shares) that may be granted or that may vest, as applicable, in any calendar year pursuant to any Incentive Award held by any individual Employee shall be 2,753,103 Shares.

(b) The maximum aggregate cash payout (including SARs, Performance Units and Performance Shares paid out in cash, or Other Stock-Based Awards paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any individual Employee shall be Twenty Million dollars ($20,000,000).

(c) With respect to any Stock Option or Stock Appreciation Right granted to a Covered Employee that is canceled or repriced, the number of Shares subject to such Stock Option or Stock Appreciation Right shall continue to count against the maximum number of Shares that may be the subject of Stock Options or Stock Appreciation Rights granted to such Employee hereunder to the extent such is required in accordance with Section 162(m) of the Code.

(d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.

The Plan as amended hereby is effective on March 6, 2007, subject to approval of the stockholders of the Company within one year from March 6, 2007. Incentive Awards may be granted under the Plan pursuant to this amendment prior to the receipt of such stockholder approval; provided however, that if the requisite stockholder approval is not obtained then any such Incentive Awards granted hereunder shall automatically become null and void and have no force and effect.

INX Inc.

By:	/s/ James H. Long
James H. Long, Chairman of the Board
and Chief Executive Officer

INX INC.
6401 SOUTHWEST FREEWAY
HOUSTON, TEXAS 77074
THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 2007
The undersigned hereby appoints Rick Hawthorne and Helena Y. Shiu, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of INX Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of INX Inc. to be held in Houston, Texas on Tuesday, May 15, 2007 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF
INX INC.
MAY 15, 2007
PLEASE DATE, SIGN AND MAIL
YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON
AS POSSIBLE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
1.	ELECTION OF DIRECTORS:

NOMINEES

☐ FOR ALL NOMINEES	☐ James H. Long
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Donald R. Chadwick
☐ FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)	☐ John B. Cartwright
☐ Cary M. Grossman

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☑
2.	APPROVAL OF THE AMENDMENT OF THE I-SECTOR CORPORATION INCENTIVE PLAN: ☐ FOR ☐ AGAINST ☐ ABSTAIN
THIS PROXY WILL BE VOTED AS INDICATED BY THE STOCKHOLDER(S). IF NO CHOICE IS INDICATED ABOVE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES AND “FOR” THE APPROVAL OF THE AMENDMENT OF THE I-SECTOR CORPORATION INCENTIVE PLAN.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.